Exhibit 10.1

EMPLOYMENT AGREEMENT

This employment agreement is entered into this 25th day of April, 2008 by and between Deborah Rechnitz, (“Employee”) and U.S. Dry Cleaning, a Delaware corporation, (the “Company”).  The Company desires to engage Employee to serves as its COO and Employee desires to accept such position.  Therefore, the following is agreed to, conditioned on the approval of the Company’s Compensation Committee:

1.
That certain consulting agreement(s) by and between DRechnitz I,LLC and the Company dated February 2, 2007, and an Addendum dated November 16, 2007 are hereby terminated and of no further force or effect.  Notwithstanding the foregoing the warrants previously granted Employee covering the exercise of 150,000 shall remain in place and the first 100,000 shall be exercisable at $1.00 per share.  The remaining 50,000 shares shall be exercisable at $1.50 per share.

2.
Employee shall hold the title of COO and have the usual duties and responsibilities with respect to such position including the management of the Company’s retail operations.  Employee shall report directly to CEO.  From time to time the Company’s CEO and/or Board may assign additional duties to Employee but such shall not be of lesser responsibility than are usual for such position.

3.	Employee’s annual salary shall be $240,000, which shall be paid bi-monthly on the first and fifteenth of each month.

4.
The term of the agreement shall begin May 1, 2008 and end December 31, 2009, unless earlier terminated pursuant hereto or at Employee’s election.   Other than Employee’s voluntary termination or termination for cause (commission of a felony, fraud on the company, or refusal to carry out valid and legal instructions from the CEO or Board), the Company shall pay Employee’s salary through December 31, 2008.  Thereafter this Agreement can be terminated upon thirty days notice.

5.	Employee shall be eligible for any bonus plans given other executives of similar rank and responsibilities and shall have all valid expenses reimbursed pursuant to the Company’s policy.

6.	Employee shall be entitled to four weeks vacation each calendar year. Vacation time not used shall lapse at the end of each calendar year and no liability shall accrue to the Company.

7.
Employee currently has option agreements covering 150,000 shares.   Employee is hereby granted the right to acquire 250,000 shares of the Company’s Common Stock.  This right shall vest immediately.  The first 100,000 shall be exercisable at $2.00 per share.  The next 100,000 shall be exercisable at $3.00 per share. The final 50,000 shall be exercisable at $4.00 per share.  The options shall lapse five years after their granting.

8.	This Agreement is conditioned upon approval of the Company’s Compensation Committee.

U.S. DRY CLEANING CORPORATION

/s/ Robbie Lee
Robbie Lee
Chief Executive Officer

/s/ Deborah Rechnitz
Deborah Rechnitz

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